Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Announces Fourth Quarter and Full Year 2014 Financial Results

LITTLETON, MA—(MARKET WIRE)—March 25, 2015 — Dover Saddlery, Inc. (NASDAQ:DOVR - News), the leading omni-channel retailer of equestrian products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2014.

Fourth quarter results

Total revenues for the fourth quarter of 2014 increased 9.3% to $33.1 million over the same period in the prior year. Revenues from the retail channel increased 14.8% to $15.0 million, and revenues from the direct channel increased 5.0% to $18.0 million. Same-store sales increased 4.9% in the fourth quarter of 2014.

Net income for the quarter was $1,302,000, or $0.23 per diluted share, compared to $1,331,000 or $0.23 achieved in the corresponding quarter of the prior year. “In November, we opened a very large Dover Saddlery store in an excellent location in Wellington, Florida,” said Stephen L Day, president and chief executive officer of Dover Saddlery. “Wellington has become the global center for equestrian activity during the winter months and as expected this store is performing extremely well.”

Full Year Results

Total revenues for the fiscal year 2014 increased 8.5% to $101.8 million, from $93.8 million achieved during 2013.

Retail store revenues increased 16.0% to $50.4 million. This increase was due to new store openings and same-store sales increasing 4.3%. The company opened three Dover Saddlery retail stores during 2014, in Cincinnati, OH, Houston, TX and Wellington, FL, bringing the total number of retail stores to twenty-five. Revenues from the direct channel increased 2.0% to $51.4 million.

Net income for fiscal 2014 was $1,231,000, or $0.21 per diluted share, compared to $1,591,000, or $0.29 per diluted share, achieved in the fiscal year 2013. Adjusted EBITDA for the fiscal year 2014 was $4.9 million, compared to $5.0 million achieved in 2013. A reconciliation of the net income calculated in accordance with GAAP and the non-GAAP Adjusted EBITDA measure is provided in the table accompanying this press release.

Business Outlook

Dover Saddlery is planning to open five to seven retail stores in 2015. Until there is greater long-term visibility on sustainable economic conditions and consumer behavior, the Company is not providing guidance on other business prospects.

Strategic Initiatives

Since the Company’s announcement in September 2013 of a strategic initiatives review, its board of directors and senior management have conducted extensive evaluations of the Company’s existing and projected risks, opportunities and strategic alternatives.  These deliberations have resulted in a current round of negotiations for a transaction in which all of Dover’s shares would be acquired. Dover cautioned that no definitive agreement has been signed and the transaction terms remain under discussion.

There is no assurance that a definitive agreement will be reached; that the current transaction focus or the board’s exploration of other strategic alternatives will result in any transaction being pursued, entered into or consummated; and there is no set timetable for the strategic review process.  The Company does not intend to comment further regarding its evaluation of strategic alternatives until such time as the board has determined the outcome of the process or otherwise has deemed that disclosure is appropriate.

Today’s Teleconference and Webcast
Dover Saddlery will be hosting a conference call at 4:30 P.M. ET today to discuss the fourth quarter and full year 2014 results. Investors are invited to listen to the earnings conference call over the Internet through the company’s website at http://investor.shareholder.com/DOVR/. This webcast will be archived for a year.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about a potential transaction, the outcome of the strategic initiatives process, the Company’s business outlook for fiscal 2015, the prospects for overall revenue growth, profitability, consumer sentiment and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	(unaudited)
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,

	2014	2013	2014	2013

Revenues, net- direct	$18,036	$17,171	$51,375	$50,346
Revenues, net – retail stores	15,028	13,088	50,448	43,497

Revenues, net — total	$33,064	$30,259	$101,823	$93,843
Cost of revenues	19,560	17,151	62,320	57,127

Gross profit	13,504	13,108	39,503	36,716
Selling, general and administrative expenses	10,839	10,537	36,590	33,252

Income from operations	2,665	2,571	2,913	3,464
Interest expense, financing and other related costs, net	174	150	655	576
Other investment (income) loss	45	46	(14)	13

Income before income tax provision	2,446	2,375	2,272	2,875
Provision for income taxes	1,144	1,044	1,041	1,284

Net income	$1,302	$1,331	$1,231	$1,591

Net income per share
Basic	$0.24	$0.25	$0.23	$0.30

Diluted	$0.23	$0.23	$0.21	$0.29

Number of shares used in per share calculation
Basic	5,399,000	5,339,000	5,370,000	5,343,000
Diluted	5,714,000	5,703,000	5,740,000	5,548,000

Other Operating Data:

Number of retail stores(1)	25	22	25	22
Capital expenditures	880	579	2,729	1,891
Gross profit margin	40.8%	43.3%	38.8%	39.1%

(1)	Includes twenty-four Dover-branded stores and one Smith Brothers store.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
 (In thousands)

	Three Months Ended		Twelve Months Ended
	(unaudited)
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,

	2014	2013	2014	2013
Net income	$1,302	$1,331	$1,231	$1,591

Other comprehensive loss:
Change in fair value of	4	13	34	66
interest rate swap contract, net of tax

Total comprehensive income	$1,306	$1,344	$1,265	$1,717

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	Dec. 31,	Dec. 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$315	$319
Accounts receivable	1,644	1,300
Inventory	28,260	23,633
Prepaid catalog costs	1,267	974
Prepaid expenses and other current assets	1,943	1,277
Deferred income taxes	347	355

Total current assets	33,776	27,858
Net property and equipment	7,019	5,763

Other assets:
Deferred income taxes	1,772	1,495
Intangibles and other assets, net	717	758

Total other assets	2,489	2,253

Total assets	$43,284	$35,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations and outstanding checks	$1,522	$290
Current portion – term notes	786	786
Current portion – Capex term loan	792	630
Accounts payable	2,577	2,352
Accrued expenses and other current liabilities	7,432	7,201
Income taxes payable	551	1,006
Total current liabilities	13,660	12,265

Long-term liabilities:
Revolving line of credit	3,992	95
Capex term loan, net of current portion	4,006	2,818
Term notes, net of current portion	3,339	4,125
Capital lease obligation, net of current portion	57	96
Interest rate swap contract	128	189

Total long-term liabilities	11,522	7,323
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; 6,205,357 and 6,147,263 issued and 5,409,492 and 5,351,398 outstanding as of December 31, 2014 and 2013, respectively	1	1
Additional paid in capital	46,856	46,304
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Other comprehensive loss	(89)	(122)
Accumulated deficit	(22,584)	(23,815)

Total stockholders’ equity	18,102	16,285

Total liabilities and stockholders’ equity	$43,284	$35,874

Non-GAAP Financial Measures and Information

From time to time, in addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company provides financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and ongoing operations. The Company believes that these non-GAAP operating measures supplement our GAAP financial information and provide useful information to investors for evaluating the Company’s operating results and trends that may be affecting the Company’s business, as they allow investors to more readily compare our operations to prior financial results and our future performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

When we use the term “Adjusted EBITDA”, we are referring to net income minus interest income, investment income and other income plus interest expense, income taxes, non-cash stock-based compensation, depreciation, amortization and other investment loss. We present Adjusted EBITDA because we consider it an important measure of our performance, and the Company ties its executive and employee bonus pools directly to this measure. We also believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The following table reconciles net income to Adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	(unaudited)
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2013	2014	2013
Net income	$1,302	$1,331	$1,231	$1,591
Depreciation	396	319	1,473	1,162
Amortization of intangible assets	11	17	64	69
Stock-based compensation	109	91	440	310
Interest expense, financing and	174	150	655	576
other related costs, net
Other investment (income) loss	45	46	(14)	13
Provision for income taxes	1,144	1,044	1,041	1,284

Adjusted EBITDA	$3,181	$2,998	$4,890	$5,005